Exhibit 3.1

CERTIFICATE OF DESIGNATION OF
SERIES B PREFERRED STOCK OF
CENTENNIAL RESOURCE DEVELOPMENT, INC.

Centennial Resource Development, Inc., a Delaware corporation (the “Corporation”), hereby certifies that, pursuant to the provisions of Sections 103, 141 and 151 of the General Corporation Law of the State of Delaware, on December 28, 2016, the board of directors of the Corporation (the “Board”) adopted the resolution shown immediately below, which resolution is now, and at all times since its date of adoption, has been in full force and effect:

RESOLVED, that pursuant to the provisions of the Second Amended and Restated Certificate of Incorporation of the Corporation (as such may be amended, modified or restated from time to time, the “Amended and Restated Certificate”) (which authorizes 1,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”)), and the authority thereby vested in the Board, a series of Preferred Stock be, and it hereby is, created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof are as set forth in the Amended and Restated Certificate and this Certificate of Designation, as it may be amended from time to time (the “Certificate of Designation”) as follows:

SECTION 1.  Designation, Number of Shares and Liquidation Preference.  Pursuant to the Amended and Restated Certificate, there is hereby created out of the authorized and unissued shares of Preferred Stock a series of Preferred Stock consisting of one hundred and four thousand four hundred (104,400) shares of Preferred Stock designated as “Series B Preferred Stock” (the “Series B Preferred Stock”). The liquidation preference of each share of Series B Preferred Stock (the “Liquidation Preference”) shall be $0.0001.

SECTION 2.  Rank.  The Series B Preferred Stock shall, as to the payment of dividends and the distribution of assets upon the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, rank (a) junior to each class or series of a class of capital stock of the Corporation the terms of which expressly provide that the shares thereof rank senior to the Series B Preferred Stock as to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (the “Senior Securities”); (b) prior to each class of the Corporation’s Common Stock, par value $0.0001 per share (including the Corporation’s Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”) and Class C Common Stock, par value $0.0001 per share), the Corporation’s Series A Preferred Stock, par value $0.0001 per share, and any other capital stock of the Corporation (other than any other class or series of a class of capital stock of the Corporation the terms of which expressly provide that the shares thereof rank senior or on a parity as to the payment of dividends or the distribution of assets upon the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, with the shares of the Series B Preferred Stock) (such securities, other than those described in the immediately preceding parenthetical clause, collectively referred to herein as the “Junior Securities”); and (c) on a parity with each other class or series of a class of capital stock of the Corporation the terms of which expressly provide that the shares thereof rank on a parity as to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, with the shares of the Series B Preferred Stock (the “Parity Securities”).

SECTION 3.  Maturity.  Except as provided in Section 9, the Series B Preferred Stock shall be perpetual.

SECTION 4  Uncertificated Shares.  The shares of Series B Preferred Stock and any shares of Class A Common Stock issuable upon the conversion of the Series B Preferred Stock (the “Conversion Shares”) in accordance with Section 8 shall be in uncertificated, book-entry form as permitted by the bylaws of the Corporation and the Delaware General Corporation Law.

SECTION 5 Voting.  The holders of the Series B Preferred Stock shall have no voting rights, except as set forth in this Section 5 or as required by law. The affirmative vote of holders of a majority of the Series B Preferred Stock then outstanding, voting as a separate class, shall be required to (a) approve any amendment, alteration or repeal of any provision of this Certificate of Designation or the Amended and Restated Certificate that adversely affects the rights, preferences, privileges or voting powers of the Series B Preferred Stock or (b) authorize the issuance of any Senior Securities or Parity Securities. With respect to any matter on which the holders of the Series B Preferred Stock are entitled to vote, each share of Series B Preferred Stock shall be entitled to one vote on such matter.

SECTION 6.  Dividends.  Notwithstanding anything to the contrary in the Amended and Restated Certificate, no dividends shall be declared or paid on the Series B Preferred Stock; provided, that holders of the Series B Preferred Stock shall be entitled to pro rata participation in any dividends paid on shares of the Class A Common Stock, on an as-converted basis at the then applicable Conversion Rate (defined below) whether or not the shares of Series B Preferred Stock are entitled to conversion.

SECTION 7.  Transfer of Series B Preferred Stock. Prior to the date of the special meeting of the Corporation’s stockholders (the “Special Meeting”) held to seek the approval, as required by The NASDAQ Capital Market (“NASDAQ”), of the issuance of the Conversion Shares in accordance with Section 8 (the “Stockholder Approval”), no holder of Series B Preferred Stock shall sell, contract to sell, pledge or otherwise dispose of any shares of Series B Preferred Stock without the prior written consent of the Corporation, except to an Affiliate of such holder or the Corporation or a subsidiary thereof.  For purposes of this Certificate of Designation, (a) “Affiliate” shall mean, with respect to any person, any other person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the person in question; and (b) “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract or otherwise.

SECTION 8.  Conversion.

a.              Upon the receipt by the Corporation of the Stockholder Approval (the “Conversion Date”), each share of Series B Preferred Stock shall automatically convert into two hundred and fifty (250) shares of Class A Common Stock (as adjusted to account for any subdivision (by stock split, subdivision, exchange, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, exchange, reclassification, recapitalization or otherwise) or similar reclassification or recapitalization of the outstanding shares of Class A Common Stock or into a greater or lesser number of shares of Class A Common Stock occurring after the date of this Certificate of Designation, the “Conversion Rate”).

b.              As soon as possible after the Conversion Date (but in any event within three (3) business days thereof), the Corporation shall deliver to each holder of the Series B Preferred Stock: (i) the number of Conversion Shares issuable to such holder as a result of such conversion in book-entry form in the name of such holder or to a nominee or custodian designated by such holder, as applicable, and (ii) written notice from the Corporation or its transfer agent evidencing the issuance to such holder of the Conversion Shares.

c.               The issuance of the Conversion Shares upon conversion of the Series B Preferred Stock shall be made without charge to the holders of such Series B Preferred Stock for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of the Conversion Shares. Upon conversion of each share of Series B Preferred Stock, the Corporation shall take all such actions as are reasonably necessary in order to ensure that the Conversion Shares shall be validly issued, fully paid and non-assessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof.

d.              The Corporation shall not close its books against the transfer of the Series B Preferred Stock or of the Conversion Shares in any manner that interferes with the timely conversion of the Series B Preferred Stock.

e.               The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of issuance upon the conversion of the Series B Preferred Stock, a number of shares of Class A Common Stock equal to the number of Conversion Shares. The Corporation shall take all such actions as may be necessary to ensure that all of the Conversion Shares may be so issued without violation of any applicable law or governmental regulation or any requirements of the NASDAQ or other domestic securities exchange upon which shares of Class A Common Stock may then be listed (a “National Securities Exchange”) (except for official notice of issuance, which shall be immediately delivered by the Corporation upon such issuance), including, without limitation, obtaining the Stockholder Approval prior to issuing any Conversion Shares.  The Corporation shall not take any action that would cause the number of authorized but unissued shares of Class A Common Stock to be less than the number of such shares required to be reserved hereunder for issuance upon conversion of the Series B Preferred Stock.

SECTION 9  Optional Redemption.

a.              Beginning on the third anniversary of the date of this Certificate of Designation, the Corporation shall have the right, but not the obligation, to redeem all (but not less than all) of each holder’s shares of Series B Preferred Stock for a redemption price per share (the “Redemption Price”), determined on an as-converted basis at the then applicable Conversion Rate whether or not the shares of Series B Preferred Stock are entitled to conversion, equal to the average of the last reported sale price for a share of Class A Common Stock on a National Securities Exchange for each of the last 10 consecutive trading days prior to the date of redemption (the “Redemption Date”) or, if such shares are no longer traded on a National Securities Exchange, at the fair market value of the shares of Class A Common Stock, as determined in good faith by the Board.

b.              Notice shall be given not more than sixty (60) days or less than thirty (30) days prior to the Redemption Date to each holder of record of the shares of Series B Preferred Stock to be redeemed, by first class mail, postage prepaid, at such holder’s address as the same appears on the stock records of the Corporation. Neither the failure to mail any such notice, nor any defect therein or in the mailing thereof, to any particular holder, shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given on the date mailed, whether or not the holder receives the notice. Notwithstanding the foregoing, if shares of Series B Preferred Stock are issued in book-entry form through The Depository Trust Company or any other similar facility, notice of redemption may be given to the holders of the Series B Preferred Stock at such time and in any manner permitted by such facility. Each such notice shall state, in addition to any information the Corporation deems appropriate: (i) the Redemption Date; (ii) the Redemption Price; and (iii) the place or places where shares of Series B Preferred Stock are to be surrendered for redemption.

c.               In order to facilitate the redemption of the Series B Preferred Stock, the Board may cause the transfer books of the Corporation for the Series B Preferred Stock to be closed not more than thirty (30) days prior to the Redemption Date.

d.              Unless the Corporation defaults in the payment of the Redemption Price, the shares of the Series B Preferred Stock to be redeemed shall from and after the close of business on the Redemption Date have only the right to receive payment of the Redemption Price. No interest shall accrue for the benefit of the holders of the Series B Preferred Stock to be redeemed on any sum set aside by the Corporation in connection with a redemption pursuant to this Section 9.

e.               As promptly as possible after the surrender of any shares of Series B Preferred Stock redeemed pursuant to this Section 9 (with appropriate endorsements and any transfer documents reasonably requested by the Corporation or any transfer agent designated by the Corporation), such shares shall be exchanged for the Redemption Price.

f.                Notwithstanding anything to the contrary contained herein, the Corporation’s obligation to pay the Redemption Price shall be deemed fulfilled, and the applicable shares of Series B Preferred Stock shall be redeemed on the Redemption Date if, on or before the Redemption Date, the Corporation shall deposit with the transfer agent for the Series B Preferred Stock, cash in the amount of the Redemption Price in trust with irrevocable instructions that such cash be paid upon the tender of certificates representing the redeemed shares of Series B Preferred Stock. Subject to applicable escheat laws, any cash unclaimed at the end of six (6) years from the Redemption Date shall revert to the general funds of the Corporation and, upon demand, such bank or trust company shall be relieved of all responsibility in respect thereof and any holder of the Series B Preferred Stock shall look only to the general funds of the Corporation for payment of such cash. Any interest accrued on cash deposited pursuant to this Section 9(f) shall be paid from time to time to the Corporation for its own account.

g.               In the event that the Corporation shall default in the payment of the Redemption Price, the shares of Series B Preferred Stock so called for redemption shall thereafter be deemed to be outstanding and any holders thereof shall have all of the rights of a holder of the Series B Preferred Stock; provided, however, that the Corporation shall pay such Redemption Price, in whole or in part, as soon as it has funds legally available therefor. Anything to the contrary in this Section 9(g) notwithstanding, the Corporation shall not make any cash payment in respect of the Redemption Price at any time during which any amounts are outstanding under that certain Amended and Restated Credit Agreement, dated as of October 15, 2014, among Centennial Resource Production, LLC, as borrower, JPMorgan Chase Bank, N.A., as administrative agent, and the other lenders party thereto, as amended to date (as may be further amended, supplemented, refinanced, extended or otherwise modified from time to time, the “Senior Debt”), to the extent that such cash payment is prohibited by the terms of the Senior Debt.

SECTION 10.  Shares to be Retired.  All shares of Series B Preferred Stock converted into Class A Common Stock in accordance with Section 8 or redeemed by the Corporation in accordance with Section 9 shall be retired and cancelled and shall be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to series.

SECTION 11  Liquidation, Dissolution or Winding Up of the Corporation.

a.              In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation (each a “Liquidation Event”), holders of the Series B Preferred Stock will first be entitled to receive the Liquidation Preference per share, to the date of payment before any distribution of assets is made to holders of any Junior Securities.  If, in the event of a Liquidation Event, after payment of any amounts to be paid in respect of any Senior Securities, the Corporation’s assets available for distribution are insufficient to fully pay the liquidation payments owing to the holders of the Series B Preferred Stock and the holders of any Parity Securities, the holders of the Series B Preferred Stock and such Parity Securities will share ratably in the distribution of the

Corporation’s assets in proportion to the full liquidating distributions to which they would otherwise have been respectively entitled. After the payment of the Liquidation Preference to the holders of the Series B Preferred Stock (and payment of any amount to be paid in respect of any Senior Securities and any Parity Securities), the remaining assets of the Corporation shall be distributed ratably to the holders of the Class A Common Stock and the Series B Preferred Stock on an as-converted basis at the then applicable Conversion Rate whether or not the shares of Series B Preferred Stock are entitled to conversion (and any other participating equity securities of the Corporation).

b.              For all purposes of this Certificate of Designation, the following events shall not constitute a Liquidation Event (i) the merger or consolidation of the Corporation with any other entity, including a merger or consolidation in which the holders of the Series B Preferred Stock receive cash, securities or property for their shares, the sale, lease or exchange of all or substantially all of the Corporation’s assets for cash, securities or other property, (ii) the conversion of the Corporation into another legal entity or (iii) the sale of all or substantially all of the assets of the Corporation to an Affiliate in connection with a reorganization or liquidation.

SECTION 12  Extraordinary Transactions Affecting the Corporation.

a.              Prior to the consummation of any recapitalization, reorganization, consolidation, merger, spin-off or other business combination in which the holders of shares of Class A Common Stock are to receive cash, securities or property for their shares (a “Corporate Event”), the Corporation shall make appropriate provision to ensure that the holders of the Series B Preferred Stock receive in such Corporate Event a preferred security, issued by the entity surviving or resulting from such Corporate Event and containing provisions substantially equivalent to the provisions set forth in this Certificate of Designation without abridgement, including, without limitation, the same rights, preferences, privileges or voting powers that shares of the Series B Preferred Stock had immediately prior to such Corporate Event (the “Survivor Preferred Security”). The Conversion Rate in effect at the time of the effective date of such Corporate Event shall be proportionately adjusted so that the conversion of a share of Survivor Preferred Security after such time shall entitle the holder to the number of securities or amount of other assets which, if a share of Series B Preferred Stock had been converted into shares of Class A Common Stock immediately prior to such Corporate Event, such holder would have been entitled to receive immediately following such Corporate Event.

b.              If the Corporation desires to enter into a Corporate Event that will result in holders of shares of Class A Common Stock receiving exclusively cash consideration as a result thereof (a “Cash Event”), it shall use its commercially reasonable efforts to ensure that the parties to such Cash Event enter into documentation that provides that upon conversion of a share of Survivor Preferred Security, the holder thereof shall be entitled to receive, in lieu of such cash, a share or shares of Survivor Common Equity (as hereinafter defined). Each such Survivor Preferred Security shall initially (that is, immediately after the effective time of the Cash Event) entitle the holder to convert such Survivor Preferred Security into a number of shares of Survivor Common Equity that are equivalent in fair market value to the cash amount that would otherwise have been received by the holder had such holder’s shares of Series B Preferred Stock been converted into shares of Class A Common Stock immediately prior to the Cash Event. As used herein, “Survivor Common Equity” means a share of the surviving entity that has (i) the right to vote generally in matters relating to the entity and (ii) the right to receive a pro rata portion of all of the equity remaining in the surviving entity upon liquidation after payment in full of (x) all indebtedness of the surviving entity and (y) amounts due in respect of all equity securities ranking more senior than such Survivor Common Equity.

SECTION 13  Severability.  In the event any provision of these terms for the Series B Preferred Stock is for any reason held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and these terms for the Series B Preferred Stock shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

[signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be signed by its undersigned duly authorized officer this 28th day of December, 2016.

CENTENNIAL RESOURCE DEVELOPMENT, INC.

By:	/s/ Mark G. Papa
	Name:	Mark G. Papa
	Title:	Chief Executive Officer

[Signature Page to Certificate of Designation]